UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): June 29, 2011

Z3 Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53443	75-3076597
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7322 S. Rainbow Blvd.

Suite 194

Las Vegas, NV 89139

(Address of principal executive offices, including zip code)

(702) 508-9255
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

-    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

-    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

-    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

-    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 5-Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 29, 2011, Ross Giles informed the Board of Directors (the “Board”) that he will resign as the Company’s Chief Executive Officer, President, Treasurer and Secretary effective upon the filing of all reports with the Securities and Exchange Commission that are currently past due (the “Effective Date”).

On June 29, 2011, the Board appointed Quentin Ponder as the Company’s Chief Executive Officer and President, effective on the Effective Date.

Quentin Ponder, age 81, is a seasoned executive with over 40 years of management experience. From January 1958 to October 1962, he served as a general partner in a manufacturing start-up which was successfully sold. From November 1962 to July 1967, he served as Senior Manufacturing Engineer at General Electric where he worked in the development of a flow manufacturing system. From July 1980 to June 1985, he worked for Franklin Electric as President where he restructured the company which became a global leader in submersible motors for water wells. From July 1985 to March 1990, he worked for Baldor Electric as President where he restructured the Company which became one of the largest electric motor companies in the United States. From April 1990 to May 1997, Mr. Ponder worked for Lincoln Electric as a consultant to assist with the successful sale of the business. From May 1990 to the present, Mr. Ponder has worked as an independent management consultant. Mr. Ponder earned a Ph.D. from Columbia University in general management, accounting, and economics.

The Company has not yet established a compensation plan for Mr. Ponder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2011	Z3 Enterprises, Inc.
(Registrant)

	By:	/s/ Ross Giles
Ross Giles, Chief Executive Officer